Exhibit 99.1

SwissINSO Issues Chairman's Letter to Shareholders

September 9, 2014

LAUSANNE, Switzerland,

SwissINSO Holding Inc. (OTCQB:SWHN), a pioneer in the development and application of new solar technologies that enable the efficient and aesthetic integration of solar energy production into any building, today issued a Letter to Shareholders from its Chairman and CEO, Rafic Hanbali, reviewing the progress of its operations, certain organizational changes and outlook for 2014.

The following letter will be posted on the Company’s website.

Dear Shareholders,

Several key milestones in the evolution and expansion of SwissINSO have now been achieved, and our Company’s technology is now rapidly progressing towards various markets. Our Company has now secured the supply chain, and the first consistent contracts have been signed for installation of Kromatix panels in the 4th quarter of this year. Several major agreements are in negotiation. In a future press release in 2014, and within what we can commercially disclose, more details will be given.

Whilst we continue to prudently manage cash burn and working capital, we are now leveraging upon our current human resources to ensure we continue to operate in a lean but effective manner and have all hands on board, including those of our board members, totally dedicated to the execution of the plans, contracts and agreements in hand.

Therefore the following changes have been brought to our organization structure:

●	Fidexaudit Switzerland, experienced in both Swiss and U.S. accounting, will be preparing the Swiss accounts and timely remitting the required consolidation accounts to our U.S. auditors, Malone Bailey, for filing in the USA as of the 3rd quarter of 2014.

●	Clive Harbutt will rejoin SwissINSO as CFO and will replace Mr. Pierre Galster who has held this role over the past year. Clive is a qualified accountant and auditor and has been involved with SwissINSO since its inception. He brings a wealth of international experience to the Company.

●	Stephane Boudon, who has brought valuable support to the Company while having other heavy commitments, will continue, without being on the board, to support SwissINSO which entered an active operational phase demanding full time dedication.

●	John Woodbridge, actively building our presence in Northern Europe, particularly in the U.K., and assisting in certain industrial aspects such as equipment, will continue as a board member.

●	The undersigned, Rafic Hanbali, will continue to have the honor and the joy to lead the Company as CEO and will now dedicate all his time to the Company strategy, alliances and international expansion on both the industrial and the commercial sides.

On a totally different issue, I would like to bring to your attention a communication received by our Board of Directors from a New York law firm requesting that our Board investigate what it called “breaches of fiduciary duty” by the directors for granting stock options to 3 individuals in June 2012 that such law firm claimed were in excess of the maximum number of options that could be granted to any individual in any one year pursuant to the terms of the Company’s 2009 Stock Incentive Plan.

The letter from this law firm came after it made its “investigation” and allegations public with a link aimed at recruiting possible claimants. If the law firm had been responsible and simply written to us on behalf of its client asking for an explanation, we would have replied that the Board had amended the 2009 Stock Incentive Plan on June 1, 2012 to delete the maximum share provision and that the subsequent issuance of the options was fully in compliance with the plan. We have written to the law firm demanding that it publish a retraction of the slanderous and unfounded allegations that it was so quick to make public without having done its homework to determine the accuracy of its claims.

I sincerely hope that you will see this law firm’s letter as the total non-issue that it is and join with me in looking forward to the exciting times to come.

Thank you for your confidence

Rafic Hanbali

Chairman and Chief Executive Officert

http://www.SwissINSO.com

"Safe Harbor" Statement:

A number of statements contained in this press release are forward-looking, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties, including our ability to raise capital when needed and on acceptable terms and conditions, the intensity of competition and general economic factors. The actual results SwissINSO Holding Inc. may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. SwissINSO Holding Inc. encourages the public to read the information provided here in conjunction with its most recent filings, which can be viewed at: http://www.sec.gov.